Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the following Registration Statements: Form S-3 No’s. 333-86443, 333-75005, 333-77159, 333-69687, 333-58113 and 333-03974, Form S-4 No’s. 333-57265 and 333-66447, and Form S-8 No.’s 333-51508, 333-09541, 333-09543, 333-66447, 333-85743, 333-49776, 333-65966, 333-108700 and 333-146516 of MedQuist Inc. of our report dated June 29, 2010, with respect to the consolidated financial statements of Spheris Inc. as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009 included in the Form 8-K/A of MedQuist Inc. dated July 6, 2010.
/s/ Ernst & Young LLP
Nashville, Tennessee
June 29, 2010